FOR  IMMEDIATE  RELEASE
The  Investor  Relations  Group
Investor  Contact:
John  Nesbett/Dian  Griesel
Media  Contact:
Mike  Graff
(212)  825-3210


                     SPACEDEV CLOSES $2.5 MILLION FINANCING


POWAY, CA -NOVEMBER 3, 2005--SPACEDEV, INC. (OTCBB: SPDV) today announced the closing of the sale of securities to Laurus Master Fund, Ltd. (Laurus), a New York-based institutional fund, for $2.5 million in gross proceeds. The proceeds will be used for working capital, including funding transaction and other costs associated with the proposed merger between SpaceDev and Starsys.

On October 26, SpaceDev and Starsys Research Corporation announced the signing of a merger agreement whereby SpaceDev would acquire Starsys as a wholly owned subsidiary. The merger agreement is subject to a number of conditions including but not limited to the effectiveness of a registration statement for the stock to be issued and approval of the shareholders of SpaceDev and Starsys. The agreement requires SpaceDev to pay off Starsys debts and to provide Starsys with working capital. Prior to the signing, SpaceDev loaned Starsys approximately $1.2 million cash.

"This is a very important time for SpaceDev and its shareholders," said SpaceDev founding chairman and chief executive Jim Benson. "Department of Defense spending on space is large and is growing rapidly, and NASA just announced new initiatives open to the private sector. We are positioning SpaceDev to take advantage of these new opportunities through new business development and acquisitions. With this acquisition and replenishment of our working capital, we are positioning SpaceDev for the future."

SpaceDev sold Laurus 2,032,520 shares of its common stock for an aggregate purchase price of $2,500,000, or $1.23 per share, representing 80% of the 20-day volume weighted average price of the Company's common stock through October 28, 2005. In conjunction with this financing, SpaceDev also issued a five-year warrant to Laurus for the purchase of 450,000 shares of common stock at an exercise price of $1.93. SpaceDev has committed to register all of the shares sold to Laurus and the shares underlying the Warrant.

"We are pleased to have completed an additional financing with Laurus," stated Richard B. Slansky, SpaceDev's president and chief financial officer. "Our proposed acquisition of Starsys Research Corporation reinforces SpaceDev's commitment to implement our private sector space program through rapid and profitable growth. SpaceDev and Starsys are focused on long-term growth and shareholder value creation by executing on existing contracts, obtaining new business and profitably growing our customer offerings."

SpaceDev  revenue  in  2004  was   almost  $5  million   and   Starsys  recorded
approximately $15 million in revenues for the same period. As of June 30, 2005, SpaceDev recorded its tenth consecutive quarter of revenue growth with approximately $3.7 million in revenue for the six-month period, and Starsys recorded approximately $11 million for the same six-months of 2005.

ABOUT  STARSYS

Starsys has approximately 130 employees. Starsys designs, engineers and manufactures mechanical systems, structures, and mechanisms that open, close, release, and move components on spacecraft, including motion-control actuators, cover systems, deployment systems, and separation systems. Starsys components have flown on over 200 missions including the Mars Rover missions, Cassini, and Deep Impact with 100% operational success. Starsys quality is exemplified by the Mars Rover missions; Starsys provided 25 mechanisms for each rover controlling movement including cameras and science experiments to the drive mechanisms that allow the rovers to roam the Martian surface. All of these mechanisms have functioned beyond their design life; enabling earthbound scientists to explore the red planet.

ABOUT  SPACEDEV.

SpaceDev  (OTCBB:SPDV),  with approximately 50 employees, designs, manufactures, markets, and operates sophisticated micro- and nano-satellites, along with hybrid rocket propulsion systems for potential sub-orbital and orbital launch and transport systems, including prospective missions for cargo and safe human space flight. SpaceDev is a leader in developing satellite and hybrid propulsion technology that is safe, low-cost and can be developed and deployed rapidly. As part of the SpaceShipOne team, SpaceDev provided critical hybrid rocket technology and key components to Scaled Composites for the rocket engines that propelled SpaceShipOne to capture the Ansari X-Prize. SpaceDev's first satellite, CHIPSat; was an experimental NASA satellite developed under contract with UC Berkeley. CHIPSat was successfully launched in January of 2003 and continues to function today, beyond its designed mission life of 12 months. Upon founding SpaceDev in 1997, Jim Benson started the trend of successful computer entrepreneurs moving into the space development arena. For more information, visit www.spacedev.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as "believe," "intends," "expects," "plans," "anticipates" and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company's actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include risks and uncertainties associated with the company's acquisition of Starsys, including possible integration problems and difficulties regarding the execution of the business plan for the combined companies; the ability of the company to raise additional capital on acceptable terms; market acceptance of the company's products; worldwide spending levels in the space industry; rescheduling or cancellation of customer orders or government contracts; general competition and price pressures in the marketplace; the company's ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company's filings with the Securities and Exchange Commission, including "Management's Discussion and Analysis" and other sections of the company's Form 10-KSB currently on file with the SEC. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release.